UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 6, 2009

VERIGY LTD.

(Exact name of registrant as specified in its charter)

Singapore	000-52038	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Verigy Ltd.

No. 1 Yishun Ave. 7

Singapore 768923

(Address of principal executive offices, including zip code)

+65 6755-2033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2009, Verigy Ltd. (the “Company” or “Verigy”) entered into an Amended and Restated Global Manufacturing Services Agreement with Jabil Circuit, Inc. (“Jabil”) under which Jabil will design, develop, manufacture, test, configure, assemble, package, ship and manage the inventory for certain Company products for Verigy (the “Manufacturing Agreement”). The Manufacturing Agreement has a three-year initial term and will be automatically extended for up to five additional one year terms, unless either party provides advance notice of its intention not to renew. After the initial term, the Manufacturing Agreement may be terminated by Verigy for convenience upon six months prior notice and by Jabil upon nine months prior notice, and may be terminated by either party for cause and other customary reasons following notice and opportunity to cure. Pursuant to the Manufacturing Agreement, we are not obligated to use Jabil exclusively to manufacture our products, and Jabil is not obligated to manufacture test equipment exclusively for us.

In connection with the Manufacturing Agreement, Jabil and Verigy intend to establish Jabil’s facility in Penang, Malaysia as the principal site for final assembly and test of Verigy’s products.

The above description of the Manufacturing Agreement is qualified in its entirety by reference to the full text of the Manufacturing Agreement, a copy of which is attached to this current report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Amended and Restated Global Manufacturing Services Agreement, dated April 6, 2009, between Verigy Ltd. and Jabil Circuit, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verigy Ltd.

By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel
Vice President and General Counsel

Date: April 6, 2009

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Global Manufacturing Services Agreement, dated April 6, 2009, between Verigy Ltd. and Jabil Circuit, Inc.